EFFECTIVE AUGUST 23RD, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2005

Energy & Engine Technology Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-32129	88-0471842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5308 West Plano Parkway, Plano, Texas 75093
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (972) 732-6360

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On September 1, 2005, the Company entered into a $250,000 principal amount two year term note with the George Fulton Collins IV Trust, which bears interest at 12% per annum. Fulton Collins, the Trustee of the Trust, was appointed as the Company's Chief Operating Officer, effective as of September 6, 2005. The Trust also purchased 4,166,667 shares of the Company's restricted Common Stock, at a purchase price of $250,000, in a private transaction under Section 4(2) of the Securities Act of 1933.

Item 5.02(c) Appointment of New Operating Officer

Energy and Engine Technology Corporation announces the addition of Fulton Collins to its management team as Chief Operating Officer, effective September 6, 2005. Collins joins EENT from Windsor Equity Group, a national provider of outsourced services to consumer financial service companies. Prior to Windsor he spent several years as a strategy consultant to a national refrigerated trucking company, served as Chief Executive Officer of Aegis Learning Group, an online education company specializing in corporate training and risk management, and was President and Chief Operating Officer of Summit Acceptance Corporation, which was acquired in August of 1998 by Capital One Financial Corporation. Following the acquisition of Summit, Collins continued in his role of Chief Operating Officer and as a member of the board of directors. Early in his career, Collins worked in Marketing Management for the Nestlé Food Company and in Sales Management for the E&J Gallo Winery. Collins has an MBA from Stanford University and a BA from the University of California, Los Angeles. Collins is an active member of the Young Presidents’ Organization, is married and has three children.

The Company has not yet entered into an employment agreement with Mr. Collins but will disclose the material terms thereof within four business days of entering into such an agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date:	September 8, 2005	Energy & Engine Technology Corporation

By: /s/ Jolie G. Kahn
Jolie G. Kahn
General Counsel